EXHIBIT 5.1

THE OFFICES OF

LAWRENCE S. HARTMAN, ESQ.

12 KAROW COURT

CHESTNUT RIDGE, NY 10952

NYS Bar Membership Number: 251703

September 26, 2005

Communications Research, Inc.
67 Ramapo Valley Road, Suite 103
Mahwah, NJ 07430

RE: S-8 Legal Opinion

Dear Sirs:

In connection with the filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Registration Statement”) for the purpose of registering 5,000,000 shares of Communications Research, Inc. (the “Company”) common stock, par value $.001 (the “Common Stock”) to be issued to Employee’s and Consultants of the Company, approved by the Board of Directors of the Company September 1, 2005, I have examined the Articles of Incorporation and Bylaws of the Company, as amended, corporate records and such other documents of the Company as I have deemed necessary or appropriate for the purposes of my opinion expressed herein. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me.

Based upon and subject to the foregoing, it is my opinion that the Common Stock, when issued and delivered in accordance with the terms of the Plan, will be legally issued, validly outstanding, fully paid, and non assessable.

I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name and the making of statements with respect to myself in the Registration Statement constituting a part thereof.

Sincerely,

/s/ Lawrence S. Hartman
Lawrence S. Hartman, Esq.